Exhibit 99.C

EXHIBIT C

Galleon Management, L.P.
General Partner:	Galleon Management, LLC (a Delaware limited liability company)
Limited Partners:	Mr. Raj Rajaratnam
Mr. Gary Rosenbach
Mr. Todd Deutsch

Galleon International Management, LLC
Managing Members:
Mr. Raj Rajaratnam
Mr. Sanjay Santhanam

Galleon Special Opportunities Management, LLC
Managing Members:	Mr. Raj Rajaratnam
Mr. Krishnan Chellam

Galleon Technology Offshore, Ltd.
Directors:	Mr. Raj Rajaratnam
Mr. Peter Young
Mr. John Collis

Galleon Management, LLC
Members:	Mr. Raj Rajaratnam
Mr. Gary Rosenbach

Galleon Special Opportunities Master Fund, SPC Ltd.—Galleon Crossover Segregated Portfolio Company
Directors:	Mr. Raj Rajaratnam
Mr. Robert Peacock Arnott
Mr. Ian Boxall

All natural persons identified on this Exhibit C are citizens of the United States, except Messrs. Young and Boxall, who are British Overseas Territories Citizens—Cayman Islands, and Messrs. Collis and Arnott, who are citizens of the United Kingdom.